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                    U. S. SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported) September 18, 1996



                          SUMMIT PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)


          Colorado                                0-9898                                84-0838160
(State or other jurisdiction                    (Commission                           (IRS Employer
     of incorporation)                          File Number)                        Identification No.)


         16701 Greenspoint Park Drive, Suite 200, Houston, Texas 77060
          (Address of principal executive offices, including Zip Code)


                                 (713) 873-4828
              (Registrant's telephone number, including area code)
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                          SUMMIT PETROLEUM CORPORATION

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

         On July 17, 1996, Summit Petroleum Corporation (the "Company"), Midland Resources, Inc., an affiliate, and MRI Acquisition Corp. ("MRI Acquisition"), a wholly owned subsidiary of Midland Resources Inc., entered into an Agreement and Plan of Merger whereby MRI Acquisition made a tender offer for all of the outstanding shares of the Company at $0.70 per share. In connection with the tender offer, the Company filed Schedules 14D-9 and 13E-3 with the Securities and Exchange Commission. On the close of the tender offer on September 18, 1996, 1,956,552 shares, or approximately 81.5 percent, of the Company's outstanding stock had been tendered and acquired by MRI Acquisition. Further under the terms of the Agreement and Plan of Merger, as less than 90 percent of the outstanding stock was tendered, the Company's Board of Directors shall call a meeting of its stockholders, as soon as practicable, for the purpose of voting upon a merger with MRI Acquisition. All of the shares acquired by MRI Acquisition will be voted in favor of the approval of the merger and the remaining shareholders will have only the right to receive $0.70 per share.

         The purchase price of the outstanding stock of the Company was based upon MRI Acquisition's evaluation of the Company, direct negotiations with the Company and a fairness opinion rendered by the Southwest Merchant Group dated July 14, 1996.

         The total amount of funds required by MRI Acquisition to purchase all of the outstanding shares of the Company and to pay related fees and expenses is expected to be approximately $1,900,000. The source of a portion of the funds was provided by Midland Resources, Inc.'s existing bank facility, as described in the Offer to Purchase made pursuant to the Agreement and Plan of Merger filed separately with the Securities and Exchange Commission.
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                                   SIGNATURES



         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                        SUMMIT PETROLEUM CORPORATION
                                        (Registrant)





                                        By:  /s/  Deas H. Warley III
                                           -------------------------------------
                                             Deas H. Warley III
                                             Chairman of the Board and President



DATED: October 2, 1996